EXECUTION COPY

PURCHASE NOTE

NON-NEGOTIABLE PROMISSORY NOTE

$1,366,737.00 April 6, 2003

FOR VALUE RECEIVED, the undersigned, Association of Volleyball Professionals, Inc., a Delaware corporation ("***Maker***" and, together with Payee, the "***Parties***"), hereby promises to pay to Management Plus Enterprises, Inc., a California corporation ("***Payee***"), in lawful money of the United States of America, the principal sum of One Million Three Hundred Sixty-Six Thousand Seven Hundred Thirty-Seven Dollars ($1,366,737.00), together with interest on the unpaid principal balance from time to time outstanding, from the date hereof until the principal balance is paid in full, at a rate of 3.75% per annum (the "***Interest Rate***"). Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This Note has been executed and delivered pursuant to the Membership Interest Purchase Agreement dated as of the date hereof (the "***Interest Purchase Agreement***"), by and between Maker and Payee that provides for the purchase of all of the issued and outstanding Equity Interests in the Company by Maker from Payee. This Note constitutes the Purchase Price delivered by Maker to Payee for the Interests in the Company. Undefined capitalized terms herein are defined in the Interest Purchase Agreement.

1. PAYMENTS

1.1 Principal and Interest. Subject to Sections 1.2 and 1.3 below, Maker shall make payments of principal and interest on this Note as follows: (i) $200,000 on August 31, 2003; (ii) $250,000 on January 31, 2004; (iii) $250,000 on August 31, 2004; (iv) $250,000 on January 31, 2005; (v) $250,000 on August 31, 2005; and (vi) $166,737 on January 31, 2006 (the "***Maturity Date***"). Maker will have the right to prepay all or any portion of the outstanding principal amount without premium or penalty. All payments on this Note will be applied to the payment of accrued interest before being applied to the payment of principal.

1.2 Alternative Payment Schedule. If the gross revenues actually received by Company after payment of all operating or other expenses directly incurred in connection with the Sponsorship Activities for the relevant period ("***Net Revenues***") are less than: (i) $250,000 for the seven months ended July 31, 2003, Maker's payment obligation set forth in Section 1.1(i) above shall be deferred until the Maturity Date; (ii) $500,000 for the fiscal year 2003, Maker's payment obligation set forth in Section 1.1(ii) above shall be deferred until the Maturity Date; (iii) $250,000 for the seven months ended July 31, 2004, Maker's payment obligation set forth in Section 1.1(iii) above shall be deferred until the Maturity Date; (iv) $500,000 for the fiscal year 2004, Maker's payment obligation set forth in Section 1.1(iv) above shall be deferred until the Maturity Date; and (v) $250,000 for the seven months ended

July 31, 2005, Maker's payment obligation shall be deferred until the Maturity Date. If Company's Net Revenues exceed any amount set forth above in this Section 1.2 for any such time period, on the immediately following payment date Maker shall apply an amount equal to 80% of such excess as prepayment of the principal amount of this Note.

1.3 Payment Reduction. If Company fails to generate Net Revenues of at least $1,600,000 for the period commencing on the date hereof and ending on the Maturity Date (the "***Calculation Period***"), any amounts otherwise due hereunder to Payee on the Maturity Date shall be reduced by the amount by which Net Revenues of Payee are less than $1,600,000 for the Calculation Period.

1.4 Manner of Payment. Principal, interest, and all other amounts due under this Note will be payable, when due, in U.S. dollars, to Payee by wire transfer in immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time will be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of California. Maker shall, in accordance with Section 6.7 of the Interest Purchase Agreement, set off against all amounts due Payee under this Note any Damages for which Payee is determined to be liable to Maker, under the Interest Purchase Agreement or otherwise; provided that no setoff may be exercised with respect to any Damages asserted by Maker if, at the time of the proposed setoff, Payee is validly disputing Liability for such Damages. The effect of any setoff will be as determined under Section 6.7 of the Interest Purchase Agreement. This right of setoff is without prejudice and in addition to any right of set-off or other right to which Payee is at any time otherwise entitled under this Note (whether by operation of Law, Contract, or otherwise).

2. DEFAULTS

2.1 Events of Default. The occurrence of any one or more of the following events with respect to Maker will constitute an event of default hereunder ("***Event of Default***"):

(a) If Maker fails to pay when due any payment of principal or interest on this Note and such failure continues for thirty (30) days after Payee demands payment thereof from Maker in writing; or

(b) If Maker, under the laws of any jurisdiction: (i) is dissolved, liquidated or wound up, or otherwise ceases doing business; (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) makes a general assignment for the benefit of its creditors; or (v) institutes a proceeding, or has an involuntary proceeding instituted against it, seeking a judgment of insolvency, bankruptcy, or any other similar relief under any bankruptcy, insolvency, or other similar Law affecting creditors' rights that is not dismissed within 120 days thereafter.

2.2 Notice by Maker. Maker will notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3 Remedies. Upon the occurrence of an Event of Default hereunder (unless cured by Maker or waived in writing by Payee), Payee may, at its option, (a) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable or (b) exercise any and all rights and remedies available to it under applicable Law, including the right to collect from Maker all sums due under this Note. Maker will pay all costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including reasonable attorneys' fees.

3. MISCELLANEOUS

3.1 Waiver. Maker hereby, waives presentment, demand, protest, and notice of dishonor and protest.

3.2 Non-Negotiability. This Note is non-negotiable and will not be assigned or transferred by Payee without the express prior written Consent of Maker, which may be withheld by Maker in its sole discretion, except by operation of Law.

3.3 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Note are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. If Payee is an entity and if the principal business, operations or a majority or substantial portion of the assets of Payee are assigned, conveyed, allocated, or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion, or similar transactions, such receiving Person or Persons will automatically become bound by and subject to the provisions of this Note, and Payee will cause the receiving Person or Persons to expressly assume its obligations hereunder.

3.4 Assignment by Maker. Upon the express written consent of Payee, Maker may (a) assign any or all of its rights and obligations hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Maker nonetheless will remain responsible for the performance of all of its obligations hereunder).

3.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth in the Interest Purchase Agreement.

3.6 Time. Time is of the essence in the performance of this Note.

3.7 Headings. The article and section headings contained in this Note are inserted for convenience only and will not affect in any way the meaning or interpretation of this Note.

3.8 Governing Law. This Note and the performance of the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of Law principles.

3.9 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Note will be valid, unless the same will be in writing and signed by the each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

3.10 Severability. The provisions of this Note will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that any provision of this Note that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.

3.11 Expenses. Except as otherwise expressly provided in this Note, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Note, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants.

3.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Note. If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Note. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Note," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Note as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

3.13 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Note are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above written.

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ______________________
Name: Andrew Reif
Title: COO

AGREED AND ACCEPTED:

MANAGEMENT PLUS ENTERPRISES, INC.

By: ______________________
Name: Leonard Armato
Title: CEO

ALLONGE TO
NON-NEGOTIABLE PROMISSORY NOTE

This Allonge to Non-Negotiable Promissory Note ("**Allonge**"), dated as of December __, 2004, is entered into by and between Association of Volleyball Professionals, Inc., a Delaware corporation ("**Maker**"), and Management Plus Enterprises, Inc., a California corporation ("**Payee**") with reference to the following facts:

A. Pursuant to this Allonge, Maker and Payee desire to amend that certain Non-Negotiable Promissory Note, dated April 6, 2003 (the "**Note**"), as hereinafter set forth.

B. All capitalized terms herein not otherwise defined herein shall have the same meaning as provided in the Note.

In consideration of the foregoing recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Section 1.2 of the Note is hereby amended and restated in its entirety as follows:

> "**1.2 Alternate Payment Schedule.** as soon as practicable after the date of this Allonge, Maker shall pay to Payee such amount out of Maker's cash reserves as Maker deems reasonable, in its sole and absolute discretion, to be available for payment to Payee in satisfaction of Maker's obligations under this Note. Maker shall pay an additional amount equal to Two Hundred Fifty Thousand Dollars ($250,000) out of the net proceeds received by Othnet, Inc., a Delaware corporation ("Othnet"), on the closing date (the "Closing Date") of Othnet's private placement of Units of Othnet Series B Convertible Preferred Stock and Common Stock Purchase Warrants, of which Maxim Group LLC serves as Placement Agent. The balance of the principal amount owing under this Note, together with all accrued and unpaid interest thereon, shall be due and payable by Maker on the date that is the one (1) year anniversary date of the Closing Date, or the first business day thereafter, if such date is not a business day."

2. Except as expressly amended hereby, the Note shall remain in full force and effect in accordance with the terms thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Allonge with effect for all purposes as of the date first written above.

MAKER:

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: _______________________
Name: Andrew Reif
Title: COO

PAYEE:

MANAGEMENT PLUS ENTERPRISES, INC.

By: _______________________
Name: Leonard Armato
Title: CEO